Exhibit (c)(6)

Committee of Independent Directors of the Board of Directors of Tribune March 30, 2007 Confidential Discussion Materials Prepared for:

Process Update Received letter on March 24 reiterating interest and seeking access to additional information Access to data room never restricted Last attempt to access data room was February 24 Described financing package in ESOP / Zell proposal presented to agencies Requested and were provided financing teams from each of ML and Citigroup Sent letter on March 29 outlining a $34.00 per share purchase price with [REDACTED] investing $500 million in the Company Structure would combine initial cash return to shareholders with subsequent purchase by ESOP and S Corporation Two major shareholders near completion of negotiations Suspended work / negotiations until resolution of two issues Both major shareholders asking for reimbursement of expenses Both major shareholders asking for self-tender instead of dividend Negotiations / documentation substantially complete Ratings agencies Moody’s: B2 (stable) S&P: B (stable) Additional equity from Zell and Management Proposed restructuring consideration to $33.50 with an 8% ticking fee commencing 1/1/08 Key Changes Recapitalization [REDACTED] 1

Overview of Transaction Alternatives

	ESOP / Zell	$17.50 / Share Recapitalization with B&E Spin
Transaction Description	• Acquisition at $32.47 present value[1] / share assuming a YE '07 transaction close in two steps – $17.50/share initial distribution to shareholders in the form of cash tender at $33.00 – $14.97 present value[1] / share ($15.50 + $0.58 ticking fee) in the merger • Zell and newly formed ESOP purchase $500 million of company securities • Zell interest converted at transaction closing into debt plus warrant • ESOP interest converted into common equity of the company	• $17.50/share distribution to shareholders • Subsequent spin-off of B&E (B&E pays common dividends post spin)
PF Total Debt at YE '07	$12.8 billion	$8.7 billion
PF Total Leverage / Trailing EBITDA	8.9x	6.1x (Tribune Corp) / 7.2x (B&E)
Corporate Ratings	B2 (stable) / B (stable)	B1/B+ to Ba3/BB- (Tribune Corp) (Anticipated) B1/B+ to Ba3/BB- (B&E SpinCo) (Anticipated)
Change in Shareholder Base	• Privately owned	• McCormick Foundation purchases some of the Chandler Trusts shares • Transition to holders of leveraged equities • Rotation away from Publishing investors to Broadcasting investors post-spin
Anticipated Timing	• Mid to late May cash distribution • Potential for a Q4 '07 transaction close; risk of Q1/Q2 '08 transaction close	• Mid to late May cash distribution • Q4 '07 B&E spin-off
Risk of Consummation	• Tribune to receive Solvency Opinion as condition to close of merger • FCC order with unacceptable conditions • Financing, subject to reverse breakup fee	• Deterioration of Publishing results prevents spin-off of B&E through the debt covenants

(1) Discounted at a 10% cost of equity.

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Illustrative Timing

2007	ESOP / Zell	$17.50 / Share Recapitalization with B&E Spin
Early April	• ESOP Trustee Receives Fairness Opinion • Sign ESOP, Merger and Voting Agreement • Sign Zell Investment Agreement • Announce Transaction • Launch 1st Step Debt Syndication	• Announce Transaction • Launch Debt Syndication
Late April – Early May	• Begin Self Tender • Seek (long-form) FCC and DOJ Regulatory Approval • Close Zell Investment Agreement • Zell joins Tribune Board	• Declare Dividend • Seek FCC (short-form) Approval • File Private Letter Ruling request
Mid – Late May	• Close Self Tender • Chandler Directors Resign From Board	• Pay Dividend • Close Foundation-Chandler Purchase • Chandler Directors Resign From Board • Receive Audited Financial Statements for B&E
Late May – Early June	• File Merger Proxy with SEC	• File B&E Form 10 with SEC • Receive Private Letter Ruling
September	• Shareholder Vote	
October		• B&E Debt Syndication • B&E Debt / Debt Exchange • Complete Spin-Off
Q4 '07 / Q1 '08	• Launch 2nd Step Debt Syndication • Receive FCC Approval • Tribune Receives Second Solvency Opinion • Close Transaction	

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Governance / Shareholder Profile 100.0 N/A 1 Management 2 Zell Directors 5 Independent 8 Total Directors 6-8 Independent 1 Management 1 McCormick Foundation 8-10 Total Directors Broadcasting 0 Chandler Trusts 1 McCormick Foundation 1 Management 7-10 Independent 9-12 Total Directors Tribune Current Public Chandler Trust Management / Employees New Investors McCormick / Cantigny Foundation Board Composition Pro Forma Stock Ownership $17.50 / Share Recapitalization with B&E Spin ESOP / Zell Initial Post-Warrant Exercise (1) Assumes Foundation uses 50% of the proceeds from the dividend received to purchase 21.9mm shares from the Chandler Trusts at $12.50 per share (ex-dividend). (1) 4 21.4 -- 13.0 10.5 55.1% --% -- -- 0.0 --% -- -- 38.0 62.0

Comparison of Proposals 5 Zell [REDACTED] Existing Proposed $18.50 Upfront $17.50 Upfront Headline Value $33.00 $33.50 $34.00 $34.00 Upfront Cash $17.50 $17.50 $18.50 $17.50 Cash at Closing (excl. Ticking Fee) $15.50 $16.00 $15.50 $16.50 Present Value Assuming 9 Months to Closing 8.0% $32.68 $32.60 $33.13 $33.07 10.0% 32.47 32.40 32.93 32.86 12.0% 32.27 32.20 32.74 32.66

Relative Value to Shareholders Publishing Equity / Share B&E Equity / Share Present Value Distribution / Share ($ / share) $17.50 / Share Recapitalization with B&E Spin ESOP / Zell Sensitivity Case Revised Management Plan ESOP proposal represents 21% premium to the low value end of the Revised Management Plan recapitalization with B&E Spin and a 5% discount to the high end Recapitalization with B&E Spin creates ~$0.50 - $3.00 per share of incremental value relative to a Whole Company recapitalization FV / ‘07 EBITDA Multiples ‘06-‘11 CAGR $ / Share Cash Received / Share (1) Discounted at a 10% cost of equity. (1) (1) 6 $17.50 10% PV @ 3/31/07 $32.47 $26.86 $34.23 $25.40 $32.50 Publishing -- 7.25x 8.75x 7.25x 8.75x Broadcasting -- 8.5x 10.0x 8.5x 10.0x Publishing Ad Revenue -- 0.6% (2.0%) Publishing EBITDA -- 0.8 (5.8) B&E Revenue -- 1.7% 0.7% B&E EBITDA -- 2.3 (1.4) $17.50 $17.50 $7.94 $13.32 $1.88 $4.23 $27.31 $35.05 $17.50 $17.50 $6.72 $11.86 $1.57 $3.86 $25.79 $33.23 $33.58 $32.47

Comparative Sources & Uses and Total Debt ($ in millions) Zell Investment $4.3bn in share repurchase and $4.2bn in merger $4.1bn of additional debt 7 $17.50 / Share Recapitalization ESOP / Zell with B&E Spin Balance Sheet Date Q2 & Q4 2007 Q2 & Q3 2007 Sources New Bank Debt $9,165 $7,190 New Senior Notes 2,100 -- Roll Existing Debt / PHONES 2,421 2,421 Cash 217 143 Subordinated Debt & Warrant 225 -- Total Sources $14,127 $9,754 TRUE TRUE Uses Purchase of Equity / Distribution to Shareholders $8,473 $4,351 Refinance Existing Debt 2,837 2,837 Roll Existing Debt 2,421 2,421 Financing / Transaction Fee & COC Payments 397 145 Total Uses $14,127 $9,754 Pro Forma Debt Revolving Credit Facility -- -- New Term Loan A -- $2,500 New Term Loan B $9,165 4,690 New Senior Notes 2,100 -- Rolled Existing Notes 1,521 1,521 PHONES 900 900 Total Debt at Close $13,686 $9,611 2007 FCF and Cubs / Comcast After-Tax Proceeds (929) (892) Total YE 2007 Debt $12,757 $8,719

Comparison of Financing Structures

	ESOP / Zell	$17.50 / Share Recapitalization with B&E Spin
Corporate Rating:	• B2 (stable) / B (stable)	• B1/B+ to Ba3/BB- (Tribune Corp)
Debt Ratings: (Anticipated)	• Bank: B1/B • High Yield: Caa1/CCC+	• Bank: B1/B+ to Ba3/BB- (Tribune Corp)
Structure:	• $750mm unfunded Revolver $7,025mm 1st Lien Term Loan B • $263mm Delayed Draw Term Loan B • $2,140mm Incremental Term Loan B • $2,100 Senior Notes	Tribune Corp • $750mm unfunded Revolver ($650mm post B&E Spin) • $2,500mm Term Loan A ($0mm post spin-off / debt-for-debt exchange) • $4,690mm Term Loan B • $263mm Delayed Draw Term Loan B B&E • $250mm unfunded Revolver • $250mm Term Loan A • $1,600mm Term Loan B • $1,000mm Senior Sub Notes
Pricing:	• Bank: L + 250 bps Flex of 50-75 bps • Senior Notes: 10.0% Cap of 12.0%; 13.0% if below B2/B (stable)	• Bank (Tribune): > Ba3/BB-: L+175 bps; Ba3/BB-: L+200 bps; B1/B+: L+225 bps; <= B2/B: L+250 bps • RC / TLA (B&E): > Ba3/BB-: L+150 bps; Ba3/BB-: L+175 bps; < Ba3/BB-: L+200 bps • TLB (B&E): >= Ba3/BB-: L+175 bps; Ba3/BB-: L+200 bps; < Ba3/BB-: L+225 bps (Flex of 50 bps) • Senior Sub Notes: 9.0% (cap of 11.25%)
YE 2007 PRO FORMA CREDIT STATS:		
Adjusted EBITDA	$1,434	$1,351
Total Guaranteed Debt / Adj. EBITDA	7.2x	3.9x
Total Debt / Adj. EBITDA	8.9	6.5
Adj. EBITDA / PF Cash Interest	1.5	2.2
(Adj. EBITDA – Capex & Inv.) / PF Cash Interest	1.3	1.8

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Components of Cash Flow Although interest expense is higher in the ESOP / Zell Proposal, lower cash costs and reduction of income taxes make the two transactions similar in terms of free cash flow in the Revised Management Plan. 9 Revised Management Plan Sensitivity Case $17.50 / Share $17.50 / Share Recapitalization Recapitalization 2008E Metric ESOP / Zell with B&E Spin ESOP / Zell with B&E Spin Consolidated Consolidated Adjusted EBITDA $1,460 $1,460 $1,299 $1,299 Less: 401(k) and Other Less: Expense Reductions / Additions 80 (3) 80 (3) PF Adjusted EBITDA $1,540 $1,457 $1,379 $1,296 Less: Cash Taxes (9) (214) (3) (150) Less: Cash Interest Expense, net (928) (570) (933) (573) Less: Capex / Investments / Other (310) (310) (240) (240) Less: Common Dividend 0 (25) 0 (25) FCF Available for Debt Repayment $294 $339 $203 $309 FCF Available for Debt Repayment 2008E $294 $339 $203 $309 2009E 400 435 216 339 2010E 464 525 195 380 2011E 511 560 164 372 2012E 583 615 196 410 Cumulative (2008-2012) $2,251 $2,473 $974 $1,810 Cumulative (2008-2017) $6,290 $6,335 $2,330 $4,351 Percentage of Debt Paid-Down (2008-2017) 48% 66% 17% 49% After-Tax Fixed Charge Coverage Ratio 2008E 1.2x 1.6x 1.1x 1.5x 2012E 1.5 1.9 1.1 1.5 2017E 2.4 4.0 1.3 2.4

ESOP / Zell Transaction

ESOP / Zell Transaction Overview

Step 1 (Q2 '07): Initial Distribution of Capital (Share Repurchase)



ESOP
ESOP Loan
Common Shares ($250mm)
Zell LLC
Cash ($250mm)
Common Shares + Exch. Note ($250mm)
Tribune
Tribune Public Shareholders
Cash ($33/share, $4.2bn)
Cash ($7.0 bn)
3rd Party Debt

Step 2 (Q4 '07): Transaction Closes / 2nd Distribution of Capital (Share Redemption)



Tribune Public Shareholders
Cash (~$34.25/share, $4.2bn)
Sub. Note + Warrant ($225mm)
Tribune
Zell LLC
Common Shares + Exch. Note ($250mm)
Cash ($4.2 bn)
3rd Party Debt

Post-Close



Employees
Trustee
Zell LLC
ESOP
3rd Party Debt
Subordinated Note + Warrant
100% Common Stock
Tribune

Transaction Details

Step 1

- Tribune raises $7.0 billion of new debt (Total Debt of 6.7x LTM EBITDA, New Debt of 5.0x LTM EBITDA)
- Zell contributes $250 million of cash to purchase $50 million of newly issued common shares (at $33 / share) and an Exchangeable Note
- Tribune (ESOP) purchases $250 million of newly issued common shares at market (as defined)
- Tribune distributes $17.50 to existing shareholders via a repurchase of 129.1 million shares at $33/share

Step 2 / Post Close

- Tribune raises an additional $4.2 billion of debt and redeems remaining public and Zell common shares for $33/share in cash plus interest
  - 5% interest on $33 price from date of announcement to closing
- Zell purchases $225mm of Subordinated Notes / Warrant
  - Warrant allows Zell to purchase 38% of Tribune for $350 million + face amount of the note
- ESOP owns 100% of the common stock of Tribune initially
- S-Corp election made at beginning of '08 or '09

- The Step 1 Transaction Details are similar to the Recapitalization / B&E Spin-Off (with a repurchase rather than possible dividend, and excluding the ESOP participation and Zell's $250 million cash contribution)
- If second step of Zell Transaction does not close:
  - Same financial impact to Tribune and its shareholders as Recapitalization except:
    - Zell has invested $250mm of new money in Tribune
- Employees will forgo a portion of their future cash compensation for the duration of the ESOP
- B&E Spin delayed
  - Incremental financing fees
- Shareholder / Employee disruption due to failed Zell deal

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Value of Zell Proposal 11 Present Value of Zell Consideration Assuming Close Occurs in: Equity Discount Rate 6 Months 9 Months 12 Months 8.0% $32.78 $32.68 $32.57 10.0% 32.64 32.47 32.30 12.0% 32.51 32.27 32.03 Implied Transaction Value / Multiples High Mid Low Value of Zell Consideration $32.78 $32.47 $32.03 Implied Adj. Trans. Value $11,169 $11,090 $10,980 % Change in Adj. Transaction Value - - (0.7%) (1.7%) '07 Adj. EBITDA Multiple 8.7x 8.6x 8.5x '07 P/E Multiple 16.4x 16.3x 16.0x '07 FCF Multiple 13.8x 13.6x 13.5x Comparables Analysis EBITDA Multiple P/E Multiple FCF Multiple Public Gannett 7.9x 11.9x 10.4x McClatchy 7.1x 14.2x 7.9x Private Knight Ridder 9.7x 17.1x 12.4x Minneapolis 7.3x - - - -

Estimated Economics to ESOP / Zell Revised Management Plan Sensitivity Case (1) Assumes $60mm per year Employee contribution for 57% ownership in the exit year. (1) 12 Exit Assumptions Exit Multiple 8.0x 8.0x 8.0x 8.0x Inv. Value Growth 10.0% 0.0% 10.0% 0.0% Employee IRR 5-Year 102.6% 85.9% -- -- 10-Year 44.1% 37.3% 7.9% -- 3/9/07 - Zell IRR with $225mm Initial Investment (38% Ownership) Zell IRR 5-Year 36.4% 27.1% -- -- 10-Year 29.9% 25.2% 1.9% -- 5 Years 10 Years Today until Exercise until Exercise Zell Initial Investment $225 $225 $225 PV of Zell Warrant Exercise Price (12.5% Discount Rate) 350 194 108 Total Zell Investment (38% Ownership) $575 $419 $333

Transaction Financing – Conditions to Closing 1st Step Financing Executed credit agreement Same MAC as Merger Agreement Zell investment has been made / LLC is formed Step 1 & Step 2 projections and year-end actual and pro forma balance sheet (1) provided Refinancing of existing debt Valid lien on collateral for new loans and existing notes Customary opinions Terms / agreements of the transaction have not changed in a manner adverse to the lenders 2nd Step Financing All of the requirements of the 1st Step Financing Plus: 1st Step funding must close Offering memorandum must be completed 20 days before funding of the Bridge Loan Company cannot be in default on the existing Term Loan - Guaranteed Debt / Trailing Adj. EBITDA of 9.0x Zell agrees to provide an incremental $100mm of junior capital if Tribune does not make the S-Corp election in 2008 (1) Will also require quarter by quarter statements if funding occurs more than 30 days after a quarter ends. 13

Value Comparison Over Time Transaction-driven valuation at September 2006 Board meeting Private equity valuation of $33 to $37 Expected value: $33 to $35 Company projections have declined meaningfully since September, largely driven by decline in Publishing 10% decline in 2007 Publishing / 15% decline in 2011 Publishing Zell Proposal valuation attractive versus DCF based on Revised Management plan Zell Proposal: $32.47 September 2006 January 2007 Today Note: EBITDA excludes stock-based compensation. All figures pro forma for announced divestitures. 14 $26.00 $17.50 $26.50 $27.25 $27.09 $31.00 $22.75 $33.00 $35.00 $34.28 12.50 17.50 22.50 27.50 32.50 $37.50 52-Week High / Low Public Comparables Discounted Cash Flow Analysis After-Tax Sum-of-the-Parts Valuation Revised Management Plan Sensitivity Case $27.09 $26.75 $28.50 $28.00 $34.28 $34.75 $34.75 $33.25 22.50 27.50 32.50 $37.50 52-Week High / Low Public Comparables Discounted Cash Flow Analysis After-tax Sum-of-the- Parts Valuation $33.00 $33.00 $28.00 $28.75 $26.25 $38.00 $37.00 $39.50 $35.25 $34.75 22.50 27.50 32.50 37.50 $42.50 Operating Plan Broadcasting Separation Broadcasting Separation Followed by Sale of Tribune Private Equity Transaction for All of Tribune Tribune Strategic Combination with Gannett $33.00 $33.00 $28.00 $28.75 $26.25 $38.00 $37.00 $39.50 $35.25 $34.75 22.50 27.50 32.50 37.50 $42.50 Operating Plan Broadcasting Separation Broadcasting Separation Followed by Sale of Tribune Private Equity Transaction for All of Tribune Tribune Strategic Combination with Gannett 2007 2011 Consolidated EBITDA $1,396 $1,536 Publishing EBITDA $980 $1,095 2007 2011 Consolidated EBITDA $1,305 $1,440 Publishing EBITDA $880 $936 $27.09 $26.75 $28.50 $28.00 $34.28 $34.75 $34.75 $33.25 22.50 27.50 32.50 $37.50 52-Week High / Low Public Comparables Discounted Cash Flow Analysis After-tax Sum-of-the- Parts Valuation $33.00 $33.00 $28.00 $28.75 $26.25 $38.00 $37.00 $39.50 $35.25 $34.75 22.50 27.50 32.50 37.50 $42.50 Operating Plan Broadcasting Separation Broadcasting Separation Followed by Sale of Tribune Private Equity Transaction for All of Tribune Tribune Strategic Combination with Gannett 2007 2011 Consolidated EBITDA $1,373 $1,577 Publishing EBITDA $947 $1,056

Revised Management Plan Sensitivity Case (1) $12,757mm Total Debt less $175mm of balance sheet cash. (2) Calculated as FCF available for debt repayment (excluding the TMCT investment in 2008) divided by 95.2% (to derive a pre-tax number) divided by EBITDA (excl. Investments). Net Debt ($mm) Leverage (2) ESOP / Zell at $33 per Share Leverage Sensitivity to Operating Cases (1) Net Debt Total Guaranteed Debt / Adj. EBITDA Total Guaranteed Debt / Adj. EBITDA Covenant Total Guaranteed Debt / EBITDA covenant has significant flexibility in the Revised Management Plan Sensitivity Case could approach the covenant limit in 2011 15 Adj. EBITDA $1,434 $1,540 $1,587 $1,644 $1,668 $1,386 $1,379 $1,357 $1,343 $1,309 Net Debt / Adj. EBITDA 8.8x 8.1x 7.6x 7.0x 6.6x 9.1x 9.1x 9.1x 9.0x 9.1x Adj. EBITDA/ Interest Exp 1.5x 1.7x 1.7x 1.8x 1.9x 1.5x 1.5x 1.4x 1.4x 1.4x FCF Cushion -- 23% 30% 34% 38% -- 18% 20% 18% 16% $12,612 $12,548 $12,332 $12,136 $11,973 7.49x 7.69x 7.66x 9.00x 9.00x 8.75x 8.50x 8.25x 7.93x 8.01x $0 $2,000 $4,000 $6,000 $8,000 $10,000 $12,000 $14,000 2007E 2008E 2009E 2010E 2011E 2.0x 4.0x 6.0x 8.0x 10.0x 12.0x 14.0x $12,582 $12,427 $12,027 $11,564 $11,052 7.22x 6.81x 6.36x 6.13x 5.73x 9.00x 9.00x 8.75x 8.50x 8.25x $0 $2,000 $4,000 $6,000 $8,000 $10,000 $12,000 $14,000 2007E 2008E 2009E 2010E 2011E 2.0x 4.0x 6.0x 8.0x 10.0x 12.0x 14.0x

$17.50 / Share Recapitalization with B&E Spin

Illustrative Tribune Unaffected Stock Price (1) $27.89 multiplied by the percentage change in stock price. (2) Weighted average index of Publishing and Broadcasting indices by Tribune’s ’07 EBITDA contribution. (3) Weighted average index of McClatchy performance and Broadcasting index by Tribune’s ’07 EBITDA contribution. 1% (10%) (9%) (46%) 1% Present Aug - 06 Jan - 06 Recent Price Performance (01/01/06 – Present) Illustrative Tribune Stock Price Based on Peer Stock Price Performance (2) (3) Tribune’s closing price on 5/26/06 was $27.89 (1) 16 Since 5/26/06 % Change Implied in Stock Tribune Methodology Price Price Gannett 3.8% $28.96 McClatchy (30.8) 19.29 Publishing Index 4.1 29.04 Broadcasting Index 18.0 32.90 Pub / Broadcasting Index 8.3 30.22 MNI / Broadcasting Index (16.0) 23.43 50 60 70 80 90 100 110 120% Pub Index Price as a % of Base Period Tribune Gannet McClatchy Publishing Index (GCI, JRN, JRC, LEE, MNI, MEG, NYT) Broadcasting Index (BLC, GTN, HTV, TVL, NXST, SBGI)

Tribune Recap / Spin Valuation Metrics

Management Plan - 2007 EBITDA [(1)]

Implied Stock Price [(3)]

Assumed Broadcasting Multiple	Assumed Publishing Multiple 7.25x	8.00x	8.75x
8.50x	$26.86	$29.42	$31.99
9.25x	27.98	30.54	33.11
10.00x	29.10	31.67	34.23

Implied Consolidated Multiple

Assumed Broadcasting Multiple	Assumed Publishing Multiple 7.25x	8.00x	8.75x
8.50x	7.6x	8.2x	8.7x
9.25x	7.9	8.4	8.9
10.00x	8.1	8.6	9.1

Sensitivity Case – 2007 EBITDA [(2)]

Implied Stock Price [(3)]

Assumed Broadcasting Multiple	Assumed Publishing Multiple 7.25x	8.00x	8.75x
8.50x	$25.40	$27.86	$30.31
9.25x	26.50	28.95	31.40
10.00x	27.59	30.05	32.50

Implied Consolidated Multiple

Assumed Broadcasting Multiple	Assumed Publishing Multiple 7.25x	8.00x	8.75x
8.50x	7.6x	8.2x	8.7x
9.25x	7.9	8.4	8.9
10.00x	8.1	8.6	9.1

(1) Assumes $390mm in B&E EBITDA (excluding Cubs and including standalone costs) and $892mm in Publishing EBITDA (including Corporate, including standalone cost savings and excluding SCNI), excluding stock-based compensation.
(2) Assumes $381mm in B&E EBITDA (excluding Cubs and including standalone costs) and $853mm in Publishing EBITDA (including Corporate, including standalone cost savings and excluding SCNI), excluding stock-based compensation.
(3) Assumes "off-balance sheet assets" of $1,951mm. Includes Cubs ($455mm after-tax), Comcast SportsNet ($146mm after-tax), CareerBuilder ($659mm), TVFood ($554mm after-tax) and Other Interactive investments ($136mm). Based on 9/30/07 Equity Value / Share discounted to 3/31/07 at 10%.

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Projected Stock Price – Trading Range of Publishing + B&E 10% Growth in Investments 0% Growth in Investments Assumed FV / EBITDA Multiple 7.75 – 8.5x 6.75 – 7.25x Sensitivity Case 8.5 – 9.25x 7.5 – 8.0x Revised Mgmt Plan B&E Publishing (1) Discounted at 10% cost of equity. PV includes $17.50/share of cash dividend. Mgmt Case Sensitivity Case Mgmt Case PV of Projected Stock Price – Mgmt Case (1) PV of Projected Stock Price – Sensitivity Case (1) Zell Proposal $32.47 Sensitivity Case Zell Proposal $32.47 18 $22.06 $21.52 $24.41 $23.98 $23.18 $22.22 $22.51 $25.01 $26.27 $20.00 $25.00 $30.00 $35.00 $40.00 2007E 2008E 2009E 2010E 2011E $30.53 $31.40 $32.32 $32.28 $31.71 $33.37 $34.03 $34.75 $34.46 $20.00 $25.00 $30.00 $35.00 $40.00 2007E 2008E 2009E 2010E 2011E $31.01 $32.33 $33.63 $33.93 $31.71 $33.86 $34.95 $36.05 $36.10 $20.00 $25.00 $30.00 $35.00 $40.00 2007E 2008E 2009E 2010E 2011E

Revised Management Plan Sensitivity Case (1) Note: Includes cash taxes on the preferred held by the Eagles. (1) $5,898mm Total Debt less $159 of balance sheet cash. (2) Adj. EBITDA / Interest Expense covenant set at 1.75x through 2008 and 2.00x thereafter. (3) Calculated as FCF available for debt repayment (excluding the TMCT investment in 2008) divided by 61.75% (to derive a pre-tax number) divided by Publishing (excl. Investments) EBITDA. (2) (3) Net Debt Total Guaranteed Debt / Adj. EBITDA Total Guaranteed Debt / Adj. EBITDA Covenant Recapitalization with B&E Spin – $17.50 Dividend Publishing Net Debt / Leverage Sensitivity to Operating Cases Net Debt ($mm) Leverage 19 Adj. EBITDA $961 $1,014 $1,045 $1,084 $1,121 $922 $915 $893 $877 $842 Net Debt/Adj. EBITDA 6.0x 5.6x 5.1x 4.6x 4.1x 6.3x 6.2x 6.1x 5.8x 5.7x Adj. EBITDA/ Interest Exp 2.6x 2.8x 2.9x 3.1x 3.5x 2.4x 2.5x 2.5x 2.5x 2.5x FCF Cushion -- 40% 54% 65% 71% -- 46% 54% 66% 69% $5,777 $5,702 $5,477 $5,228 $5,002 4.0x 4.3x 4.3x 4.8x 4.8x 5.5x 5.3x 5.0x 4.8x 4.5x $0 $1,000 $2,000 $3,000 $4,000 $5,000 $6,000 2007E 2008E 2009E 2010E 2011E 0.0x 2.0x 4.0x 6.0x 8.0x 10.0x 12.0x $5,767 $5,674 $5,414 $5,117 $4,833 3.82x 4.03x 3.84x 4.08x 3.90x 5.50x 5.25x 5.00x 4.75x 4.50x $0 $1,000 $2,000 $3,000 $4,000 $5,000 $6,000 2007E 2008E 2009E 2010E 2011E 0.0x 2.0x 4.0x 6.0x 8.0x 10.0x 12.0x $5,738 $5,653 $5,346 $4,967 $4,550 3.63x 3.61x 3.21x 3.16x 2.68x 5.50x 5.25x 5.00x 4.75x 4.50x $0 $1,000 $2,000 $3,000 $4,000 $5,000 $6,000 2007E 2008E 2009E 2010E 2011E 0.0x 2.0x 4.0x 6.0x 8.0x 10.0x 12.0x

Note: Assumes a $25mm annual dividend on Broadcasting. (1) Calculated as FCF available for debt repayment divided by 61.75% (to derive a pre-tax number) divided by B&E EBITDA. (1) Net Debt Net Debt / Adj. EBITDA Recapitalization with B&E Spin – $17.50 Dividend B&E Net Debt / Leverage Sensitivity to Operating Cases Revised Management Plan Sensitivity Case Net Debt ($mm) Leverage 20 B&E EBITDA $390 $443 $459 $477 $464 $381 $381 $381 $383 $384 Adj. EBITDA/ Interest Exp 1.8x 2.1x 2.3x 2.4x 2.5x 1.8x 1.8x 1.8x 1.9x 1.9x FCF Cushion -- 42% 45% 50% 50% -- 33% 34% 35% 37% $2,823 $2,749 $2,675 $2,599 $2,522 7.4x 7.3x 7.2x 7.0x 6.9x $0 $1,000 $2,000 $3,000 2007E 2008E 2009E 2010E 2011E 0.0x 2.0x 4.0x 6.0x 8.0x 10.0x 12.0x $2,823 $2,746 $2,667 $2,583 $2,496 7.41x 7.21x 7.00x 6.75x 6.50x $0 $1,000 $2,000 $3,000 2007E 2008E 2009E 2010E 2011E 0.0x 2.0x 4.0x 6.0x 8.0x 10.0x 12.0x $2,822 $2,708 $2,579 $2,433 $2,290 7.23x 6.11x 5.62x 5.10x 4.94x $0 $1,000 $2,000 $3,000 2007E 2008E 2009E 2010E 2011E 0.0x 2.0x 4.0x 6.0x 8.0x 10.0x 12.0x

Appendix

ESOP / Zell Pro Forma Capitalization

	Pro Forma 3/31/2007	Projected 12/31/2007	Acquisition Adjustments	Pro Forma 12/31/2007	Sale of Cubs / Comcast	Pro Forma 12/31/2007
Cash and Cash Equivalents	$185	$175	--	$175	--	$175
Revolving Credit Facility	--	--	--	--	--	--
New Term Loan B	$7,025	$6,712 (1)	$2,140	$8,852	($602)	$8,250
1st Priority Guaranteed Debt	**$7,025**	**$6,712**		**$8,852**		**$8,250**
New Senior Notes	--	--	2,100	2,100	--	2,100
Guaranteed Debt	**$7,025**	**$6,712**		**$10,952**		**$10,350**
Commercial Paper	--	--	--	--	--	--
Term Loan A	--	--	--	--	--	--
Bridge Loan	--	--	--	--	--	--
Medium Term Notes	$263	$263	--	$263	--	$263
Existing Notes	1,165	$1,166	--	$1,166	--	1,166
Capitalized Real Estate Obligation	51	36	--	36	--	36
Swaps and Other Obligations	42	43	--	43	--	43
Senior Debt	**$8,546**	**$8,218**		**$12,458**		**$11,857**
PHONES	900	900	--	900	--	900
Total Debt	**$9,446**	**$9,118**		**$13,358**		**$12,757**
Less: PV of Cost Savings (2)	--	--	(967)	(967)	--	(967)
Total Adj. Debt	**$9,446**	**$9,118**		**$12,392**		**$11,790**
Credit Statistics						
LTM PF Adj EBITDA	$1,411	$1,390		$1,470 (3)		$1,434
1st Priority Guaranteed Debt / LTM PF Adj EBITDA	5.0x	4.8x		6.0x		5.8x
Guaranteed Debt / LTM PF Adj EBITDA	5.0	4.8		7.5		7.2
Senior Debt / LTM PF Adj EBITDA	6.1	5.9		8.5		8.3
Total Debt / LTM PF Adj EBITDA	6.7	6.6		9.1		8.9
Total Adj. Debt / LTM PF Adj EBITDA	6.7	6.6		8.4		8.2

(1) Assumes $51mm of mandatory amortization and excess cash flows of $261mm for Q2-Q4.
(2) Includes 10-Year PV of Tax Savings from S-Corp election, compensation savings and other corporate cost savings.
(3) Pro forma for $80mm of incremental cash cost savings.

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Indicative Terms – Step 1 of Two-Step Financing

Borrower / Issuer:	Tower		
Facility / Issue:	Revolver	1st Lien Term Loan B	1st Lien Delayed Draw Term Loan B
Security:	1st lien on Stock of Tower Finance LLC (in form accommodating rule 3-16) Stock of Broadcasting Holding Company		
Guarantees:	All domestic subsidiaries of the Borrower on a senior basis		
Principal Amount:	$750 mm (1)	$7,025 mm	$263 mm (1)
Maturity:	6 years	7 years	7 years
Incremental:	--	An incremental facility of up to $2,125 million will be available in connection with Zell transaction only (2)(3)	--
Corporate Ratings:	B2 (stable) / B (stable)		
Indicative Pricing:	L+250 bps One-time 25 bps step-down in the event the Zell transaction is not completed and corporate ratings upgrade to B1/B+		
Undrawn Pricing:	50 bps	--	75 bps (4)
Optional Redemption:	Anytime at par		
Amortization:	None	Equal quarterly installments at a rate of 1% annually, bullet at maturity	Equal quarterly installments once fully funded at a rate of 1% annually, bullet at maturity
Financial Covenants:	Total Guaranteed Debt Leverage Ratio Interest Coverage Ratio Covenants set to accommodate Zell transaction (i.e., two sets of covenant levels)		
Other Issues:	Pro forma financials for ESOP / Zell transaction will be required		
Price Flex:	50 bps		
Underwriting Fee	1.625%		

(1) Unfunded at close.
(2) Fully committed by Merrill Lynch, Citigroup and JPMorgan.
(3) Debt structure can also include an asset sale interim term loan to be taken out with proceeds from a sale of Cubs/Comcast.
(4) Flex to ½ drawn spread.

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Indicative Terms – Step 2 of Two-Step Financing Permanent Financing (1) Debt structure can also include an asset sale interim term loan to be taken out with proceeds from a sale of Cubs/Comcast. 23 Borrower / Issuer: Tower Facility / Issue: 1 st Lien Term Loan B Security: 1st lien on Stock of Tower Finance LLC (in form accommodating rule 3 - 16) Stock of Broadcasting Holding Company Guarantees: All domestic subsidiaries of the Borrower on a senior ba sis Principal Amount: $2,1 4 0 (1) Maturity: 7 years Corporate Ratings: B2 (stable) / B ( stable ) Indicative Pricing: L+250 bps Undrawn Pricing: -- Optional Redemption: Anytime at par Amortization: Equal quarterly installments 1% annually, bullet at mat urity Financial Covenants: Total Guaranteed Debt Leverage Ratio Interest Coverage Ratio Price Flex: 50 bps 75 bps (with negative ratings or outlook change) Structure Flex: Ability to move $1,400 million to Senior Notes Underwriting Fee 1.625%

Indicative Terms – Step 2 of Two-Step Financing Interim Financing (1) Debt structure can also include an asset sale interim term loan to be taken out with proceeds from a sale of Cubs/Comcast. (2) Assumes corporate ratings of B2 (stable) / B (stable). 24 Borrower / Issuer: Tower Facility: Senior Bridge Facility Amount: $ 2,100 mm (1) Security: None Guarantees: All domestic subsidiaries of the B orrower on a senior subordinated basis Tenor: 1 - year / 7 year Exchanges Notes Assumed Ratings: Caa1/CCC+ (2) Indicative Pricing: L+45 0 bps Interest Rate Step - Ups: 50 bps every three months from the funding date Commitment Fee: 75 bps Funding Fee: 1.25% (with rebates) Gross / Rollover Fee: 2.00% Interest Rate Caps: 12.0 0% 13.00% (with negative ratings or out look change) Structure Flex: A bility to structure the N otes as 2 nd lien

Total Guaranteed Debt Covenants Test 25 Year Ended December 31, ($ in millions) 3/31/2007 2007 2008 2009 2010 2011 Management Case Adjusted EBITDA (Adjusted for Cost Savings) $1,411 $1,434 $1,540 $1,587 $1,644 $1,668 Total Guaranteed Debt / Adjusted EBITDA 4.98x 7.22x 6.81x 6.36x 6.13x 5.73x Maximum Total Guaranteed Debt / Adjusted EBITDA Covenant -- 9.00x 9.00x 8.75x 8.50x 8.25x EBITDA Cushion % -- 25% 32% 38% 39% 44% $ mm -- $284 $374 $433 $459 $509 Sensitivity Case Adjusted EBITDA (Adjusted for Cost Savings) $1,411 $1,386 $1,379 $1,357 $1,343 $1,309 Total Guaranteed Debt / Adjusted EBITDA 4.98x 7.49x 7.69x 7.66x 7.93x 8.01x Covenant Tripped by The Downside Case? -- No No No No No EBITDA Cushion % -- 20% 17% 14% 7% 3% $ mm -- $233 $200 $169 $90 $39

Recap / Spin Pro Forma Capitalization

Publishing

	Pro Forma 3/31/2007	Projected 9/30/2007	Spin-Off Adjustments	Pro Forma 9/30/2007	Sale of Cubs / Comcast	Pro Forma 9/30/2007
Cash and Cash Equivalents	$185	$168	--	$168	--	$168
Revolving Credit Facility	--	--	--	--	--	--
New Term Loan A	$2,500	$2,449	($2,449)	--	--	--
New Term Loan B	4,690	4,571	(372)	$4,199	(602)	$3,597
New Delayed Draw Term Loan B	--	--	--	--	--	--
1st Priority Guaranteed Debt	**$7,190**	**$7,020**		**$4,199**		**$3,597**
Commercial Paper	--	--	--	--	--	--
Term Loan A	--	--	--	--	--	--
Bridge Loan	--	--	--	--	--	--
Medium Term Notes	$263	$263	--	$263	--	$263
Existing Notes	1,165	1,166	--	1,166	--	1,166
Capitalized Real Estate Obligation	51	41	--	41	--	41
Swaps and Other Obligations	42	43	--	43	--	43
Senior Debt	**$8,711**	**$8,532**		**$5,710**		**$5,109**
PHONES (at Market)	900	900	--	900	--	900
Total Debt	**$9,611**	**$9,432**		**$6,610**		**$6,009**
Credit Statistics						
LTM PF Adj EBITDA	$1,411	$1,390		$986		$946
1st Priority Guaranteed Debt / LTM PF Adj EBITDA	5.1x	5.1x		4.3x		3.8x
Senior Debt / LTM PF Adj EBITDA	6.2	6.1		5.8		5.4
Total Debt / LTM PF Adj EBITDA	6.8	6.8		6.7		6.4

B&E

	Spin-Off Adjustments	Pro Forma 9/30/2007	Sale of Cubs / Comcast	Pro Forma 9/30/2007
New Revolving Credit Facility ($250mm)	--	--	--	--
New Term Loan A	$250	$250	--	$250
New Term Loan B	1,600	1,600	--	1,600
Bank Debt		**$1,850**		**$1,850**
New Senior / Senior Sub Notes	1,000	1,000	--	1,000
Total Debt		**$2,850**		**$2,850**
Credit Statistics				
LTM PF Adj EBITDA		$401		$401
Secured Debt / LTM PF Adj EBITDA		4.6x		4.6x
Total Debt / LTM PF Adj EBITDA		7.1		7.1

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Indicative Terms – Parent Financing (B&E Spin)

Borrower / Issuer:	Tower			
Facility / Issue:	1st Lien Revolver	1st Lien Term Loan A	1st Lien Term Loan B	1st Lien Delayed Draw Term Loan B
Security:	1st lien on Stock of Tower Finance LLC (in form accommodating rule 3-16)			
Guarantees:	All domestic subsidiaries of the Borrower on a senior basis			
Principal Amount:	$750 mm (1)	$2,500 mm	$4,690 mm	$263 mm (1)
Maturity:	6 years	6 years	7 years	7 years
Assumed Ratings:	B1/B+ (2)			
Indicative Pricing:	> Ba3/BB- (2): L+175 bps Ba3/BB- (2): L+200 bps B1/B+ (2): L+225 bps <= B2/B (2): L+250 bps			
Undrawn Pricing:	None			75 bps (3)
Optional Redemption:	Anytime at par			
Amortization:	None	Equal quarterly installments at annual rates below: Year 1: 0% Year 2: 5% Year 3: 10% Year 4: 10% Year 5: 20% Year 6: 55%	Equal quarterly installments at a rate of 1% annually, bullet at maturity	Equal quarterly installments once fully funded at a rate of 1% annually, bullet at maturity
Financial Covenants:	Leverage and Interest Coverage covenants when drawn (4)	Debt Incurrence Test (5)		
Other Covenants:	Spinoff of Broadcasting unit will be allowed if leverage through new bank debt is less than 5.0x EBITDA			
Price Flex:	50 bps			
Underwriting Fee:	1.50%	1.50% (6)	1.50% (6)	1.50%

(1) Unfunded at close. Revolver reduced to $650 million post spin-off of Broadcasting.
(2) Corporate Ratings.
(3) Flex to ½ drawn spread.
(4) If spin-off of Broadcasting occurs: Total Guaranteed Debt Leverage Ratio: 5.50x through December 30, 2007; 5.25x December 31, 2007 through December 28, 2008; 5.00x December 29, 2008 through December 27, 2009; 4.75x December 28, 2009 through December 26, 2010; 4.50x thereafter; Interest Coverage Ratio of 1.75x through 2008. 2.00x thereafter.
If spin-off of Broadcasting does not occur: Total Guaranteed Debt Leverage Ratio: 6.00x through December 30, 2007; 5.75x December 31, 2007 through December 28, 2008; 5.50x December 29, 2008 through December 27, 2009; 5.25x December 28, 2009 through December 26, 2010; 5.00x thereafter; Interest Coverage Ratio of 1.75x through 2008. 2.00x thereafter.
(5) Flex to leverage covenant as in (3) above.
(6) Rebate of 1.25% on $2.8bn of proceeds if Spin occurs within one year.

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Indicative Terms – Broadcasting Financing (B&E Spin)

Borrower / Issuer:	Broadcasting (Post Spin-Off)			
Facility / Issue:	1st Lien Revolver	1st Lien Term Loan A	1st Lien Term Loan B	Senior Sub. Notes (Forward Underwriting Commitment)
Security:	Substantially all assets			None
Guarantees:	Senior Secured			Senior Subordinated
Principal Amount:	$250 mm (1)	$250 mm	$1,600 mm	$1,000 mm
Maturity:	6 years	6 years	7 years	10 years
Assumed Ratings:	B1/B+(2)			B2/B-
Indicative Pricing:	> Ba3/BB-(2): L+150 bps Ba3/BB-(2): L+175 bps < Ba3/BB-(2): L+200 bps	> Ba3/BB-(2): L+150 bps Ba3/BB-(2): L+175 bps < Ba3/BB-(2): L+200 bps	>= Ba3/BB-(2): L+175 bps Ba3/BB-(2): L+200 bps < Ba3/BB-(2): L+225 bps	8.750%-9.250%
Optional Redemption:	Anytime at par			NC-5
Amortization:	None	Equal quarterly installments at annual rates below: Year 1: 0% Year 2: 5% Year 3: 10% Year 4: 15% Year 5: 20% Year 6: 50%	Equal quarterly installments at a rate of 1% annually, bullet at maturity	None
Financial Covenants:	Leverage and Interest Coverage covenants when drawn (3)	Debt Incurrence Test (4)		Incurrence-based covenants
Price Flex / Caps:	50 bps weighted average across all tranches			11.25%
Underwriting Fee:	1.50%	1.50%	1.50%	2.00%
Commitment Fee:	-	-	-	75 bps
Funding Fee:	-	-	-	1.25%

Note: Ability to move $250 million Term Loan A to Term Loan B tranche.
(1) Unfunded at close.
(2) Corporate Ratings.
(3) Cure period before cross-default to Term Loan.
(4) Flex to leverage covenant as applied to 1st Lien Revolver when drawn.

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Newspaper Trading Comparables

($ in millions, except per share)	Stock Price as of 3/26/07	Equity Value (a)	Firm Value (b)	Firm Value / EBITDA (c)		Equity Value / FCF (c)		Price / EPS	
				2007E	2008E	2007E	2008E	2007E	2008E
Gannett Co., Inc.	$55.97	$13,143	$17,556	7.9x	7.8x	10.4x	10.1x	11.9x	11.0x
Journal Communications, Inc.	13.07	897	1,129	9.4	8.3	25.7	13.7	20.7	18.2
Journal Register Co	6.20	243	921	8.5	8.5	11.4	7.7	9.1	10.5
Lee Enterprises, Inc.	29.98	1,381	2,559	8.7	8.8	11.2	9.9	15.2	14.1
McClatchy Company	31.98	2,622	4,668	7.1	7.0	7.9	7.3	14.2	11.8
Media General	39.22	946	1,766	8.6	7.3	14.9	9.4	17.7	12.9
New York Times (d)	23.47	3,378	4,212	8.5	8.5	18.3	17.0	23.4	20.6
Tribune Co. (e)	31.12	7,595	10,745	8.5	8.1	12.7	10.8	15.7	14.8
			Maximum	9.4x	8.8x	25.7x	17.0x	23.4x	20.6x
			Mean	8.4	8.0	14.1	10.7	16.0	14.2
			Median	8.5	8.2	12.0	10.0	15.5	13.5
			Minimum	7.1	7.0	7.9	7.3	9.1	10.5

(a) Equity Value = Recent Price x Fully Diluted Shares Outstanding - Option Proceeds.
(b) Firm Value = Market Capitalization + Net Debt + Preferred Stock + Minority Interest - Unconsolidated Investments.
(c) Multiples based on calendarized results; for all companies with fiscal years ending on dates other than Dec 31, operating results are calendarized.
(d) Pro Forma for announced sale of TV broadcasting stations.
(e) Pro forma for sale of SCNI and Hoy New York.

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Precedent Newspaper Transactions

(US$ in millions)

Announce Date	Acquiror	Target	Firm Value	Firm Value / LTM EBITDA [a]	EBITDA Margin
Jan-07	Courtside Acquisition Corp.	American Community Newspapers	$165	12.8x	24%
Dec-06	Avista Capital Partners	Minneapolis Star Tribune (McClatchy)	690	7.3 [b]	23
Oct-06	GateHouse Media	Copley Press	380	10.7	24
Oct-06	Community Newspapers	Dow Jones (6 Ottaway Newspapers)	263	11.3	26
Jun-06	Investor Group (Richard Connor / HM Capital Partners)	Wilkes-Barre Times Leader (McClatchy)	88	12.8	22
Jun-06	Multiple Buyers	5 Papers (McClatchy)	450	10.6	18
May-06	Philadelphia Media Holdings (Bruce Toll / Brian Tierney	The Philadelphia Inquirer and Daily News (McClatchy)	562	8.3	14
Apr-06	Media News	San Jose Mercury News, Contra Costa Times (McClatchy	737	12.9	14
Apr-06	Hearst	Monterey Herald, St. Paul Pioneer Press (McClatchy)	263	12.3	13
Mar-06	McClatchy	Knight Ridder	6,158	9.7	21
May-05	Fortress Capital	Liberty Group Publishing	530	10.3	25
Jan-05	Lee Enterprises	Pulitzer	1,460	13.5 [c]	24
Jul-04	Journal Register Co.	21St Century Newspapers Inc	415	11.5 [d]	22
Apr-03	Ottaway Newspapers (Dow Jones)	Record of Stockton, California	144	13.6 [e]	29
Dec-03	McClatchy	Merced Sun-Star	41	10.0 - 11.0 [f]	19
Apr-02	Eagle-Tribune	Dow Jones (Essex County Newspapers)	70	10.0 [g]	25
Feb-02	Community Newspapers	Dow Jones (4 Small Ottaway Newspapers)	182	13.0 [g]	30
Feb-02	Lee Enterprises	Howard Publications	694	14.1 [h]	29
Sep-01	Journal Register	The Reporter (Gannett)	43	11.0 [g]	30
Oct-00	Freedom	Journal Register	65	11.4 [g]	37
Aug-00	Multiple Buyers	Hollinger International	215	12.0	NA
Jun-00	Gannett	Central Newspapers	2,631	11.6	28
Jun-00	Pulitzer	Journal Register Co.	165	12.9 [i]	25
Jun-00	Media General	Thomson Corp. (5 papers)	237	14.8 [g]	32
Jun-00	Gannett	Thomson Corp. (21 papers)	1,125	16.1 [g]	30
Jun-00	Community Newspapers	Thomson Corp. (17 papers)	445	NA	NA
Mar-00	Tribune	Times Mirror	5,908 [j]	11.5 [j]	20

	Acquiror	Target	Firm Value	Firm Value / LTM EBITDA	EBITDA Margin
High				**16.1x**	**37%**
Mean				**12.2**	**27**
Median				**11.6**	**27**
Low				**9.7**	**19**

Source: Wall Street Research and Company Filings / Press Releases.

(a) Excludes synergies, except where noted.

(b) Based on Wall Street research estimates; includes estimated tax benefits.

(c) Management stated the forward multiple with synergies was 11-11.5x EBITDA.

(d) Multiple based on purchase price adjusted to exclude NOLs. Source: Company press release.

(e) Note: EBITDA provided by management in press release includes synergies.

(f) Based on management guidance; excludes value of tax savings from step up (management stated 13-14x multiple with step up).

(g) Source: Wall Street research estimates.

(h) Management stated the forward multiple with synergies was 11.5x 2003 EBITDA.

(i) Includes up to $65mm of tax benefits.

(j) Tribune's acquisition of the Times Mirror is adjusted for the sale of Times Mirror's non-newspaper assets. Tribune management values the deal at $8.0bn or 10.5x 2000 EBITDA.

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citigroup corporate and investment banking

TV Broadcasting Trading Comparables 31 (Dollars in Millions, Except Per Share Data) Firm Value to: Firm Value to: Price to: Price as of Equity Firm 2007E 2008E 2007E 2008E 2007E 2008E Company 03/26/07 Value (a) Value (b) EBITDA EBITDA BCF BCF EPS EPS Belo $18.48 $1,895 $3,133 8.6x 7.7x 7.1x 6.6x 17.3x 13.6x Gray 9.94 476 1,347 12.3 9.6 10.9 8.8 NM 32.1 Hearst Argyle 26.99 2,546 3,354 13.3 10.6 12.0 10.7 37.0 23.4 Lin TV 15.24 819 1,627 13.7 9.9 11.0 9.8 NM 18.8 Nexstar 8.54 264 934 11.6 8.6 NA NA NM 25.9 Sinclair 15.54 1,350 2,697 11.2 10.0 10.2 NA 38.4 25.1 Maximum 13.7x 10.6x 12.0x 10.7x 38.4x 32.1x Mean 11.8 9.4 10.2 9.0 30.9 23.1 Median 11.9 9.7 10.9 9.3 37.0 24.2 Minimum 8.6 7.7 7.1 6.6 17.3 13.6 (a) Equity Value = Stock Price x Fully Diluted Shares Outstanding - Option Proceeds. (b) Firm Value = Equity Value + Net Debt + Preferred Stock + Minority Interest - Unconsolidated Investments. (c) Multiples based on equity value adjusted to exclude unconsolidated investments. (d) Free Cash Flow defined as Net Income to Common Shareholders plus D&A minus CapEx plus Deferred Taxes plus Non-Cash Expenses.

Precedent TV Broadcasting Transactions

(Dollars in millions)

Date Announced	Acquiror	Target / Seller	Assets Sold	Firm Value	LTM BCF Multiple	Forward BCF Multiple
1/ 2007	Oak Hill Capital Partners	New York Times	9 Stations (4 CBS, 2 ABC, 2 NBC, 1 MY)	$575.0	10.5 x (a)	NA
6/ 2006	Gannett	Tribune	WATL-TV Atlanta, GA (My)	180.0	13.4 (b)	NA
5/ 2006	Hearst-Argyle	Emmis	WKCF-TV Orlando, FL (CW)	217.5	13.5	13.5 x (c)
4/ 2006	Media General	NBC Universal	4 NBC Stations (Raleigh, Columbus, Birm., Prov.)	600.0	14.0 (d)	NA
3/ 2006	Barrington Broadcasting	Raycom Media	12 Stations (5 NBC, 3 Fox, 2 UPN, 1 CBS)	262.0	12.7	NA
9/ 2005	SJL Broadcast Group and Blackstone Group	Emmis	4 Stations	259.0	NA	14.4
8/ 2005	Raycom Media	Liberty Corporation	Reprogramming "THE TUBE" (15 Stations; 8 NBC, 5 ABC, 2 CBS)	987.0	NA	12.0
8/ 2005	LIN TV	Emmis	5 Stations	260.0	NA	14.4
8/ 2005	Journal Communications	Emmis	3 Stations	235.0	NA	15.7 (e)
8/ 2005	Gray Television	Emmis	WSAZ-TV Charleston, West Virginia	186.0	NA	14.3
12/ 2004	Viacom	Sinclair	KOVR Sacramento	285.0	NA	12.4 (f)
9/ 2003	Nexstar	Quorum Broadcast Holdings, LLC	11 Stations (incl. to-be-sold WTVW), 9 New Markets	221.5	11.6	11.4
12/ 2002	Tribune	Acme	KPLR-TV St. Louis, KWBP-TV Portland	275.0	NA	14.5 (g)
8/ 2002	Fox	Newsweb Corp.	Chicago's WPWR-TV	425.0	NA	15.0
4/ 2002	Tribune	Sinclair	WTTV-TV, WTTK-TV	125.0	11.0	12.0 (h)
4/ 2002	Gray Communications	Stations Holding	Benedek - 22 Stations	500.0	10.5	11.0
2/ 2002	Viacom	Young Broadcasting	KCAL-TV Los Angeles	650.0	NA	12.0 (i)
12/ 2001	NBC	Granite	KNTV San Francisco	230.0	NA	11.5
10/ 2001	NBC (GE)	Telemundo	#2 Hispanic Broadcaster behind Univision	2,680.0	25.0	23.0 (j)
8/ 2000	News Corp	Chris-Craft, BHC Communications, UTV	10 Stations in Top 40 Markets	3,910.6	16.6	20.0 x
5/ 2000	Emmis	Lee Enterprises	8 Network Stations; 7 Satellite Stations	562.5	15.8	13.4
12/ 1999	Media General	Spartan Communications	12 Affiliates (10 CBS, 2ABC; primarily Southeast & KS)	605.0	20.1	13.5
11/ 1999	Young Broadcasting	The Chronicle Publishing Company	KRON-TV (NBC, #1 in SF); BAY-TV (51% interest)	823.0	NA	10.0 (k)
4/ 1999	CBS	Gaylord Entertainment	1 CBS Affiliate	485.0	NA	20.0
9/ 1998	Sinclair	Guy Gannett	7 Stations	185.0	NA	12.6
8/ 1998	Meredith Corp	Tribune	1 CBS Affiliate (WGNX in Atlanta)	370.0	NA	19.0
8/ 1998	Hearst-Argyle	Kelly	KCRA-TV (NBC); Time brokerage for KQCA-TV (WB)	520.0	NA	15.2
7/ 1998	Chancellor Broadcasting	LIN Television	12 affiliates (3 CBS, 3 NBC, 3 ABC, 3 WB)	1,650.0	NA	13.0
5/ 1998	Hearst-Argyle	Pulitzer Publishing Company (Broadcast	9 Stations; 5 Radio Stations	1,850.0	NA	13.8
4/ 1998	Raycom	Malrite Communications	6 Affiliates (2 FOX, 1 CBS, 1 NBC, 2 Stations in Puerto Rico)	998.0	NA	16.5
2/ 1998	Sinclair	Sullivan	14 Stations incl. 10 Fox Affiliates	1,000.0	13.9	12.7

	LTM BCF Multiple	Forward BCF Multiple
High	25.0x	23.0x
Mean	14.5	14.3
Median	13.5	13.5
Low	10.5	10.0

Source: Company filings and Wall Street research

(a) Based on blended 2005-06 BCF.
(b) Based on Tribune Management data.
(c) Was a duopoly acquisition for Hearst-Argyle.
(d) Management estimated $450 million transaction value without tax savings, implying a pro forma 10.5x LTM multiple. 14.0x represents an average of '04/ '05 due to political influence.
(e) Management estimated that tax savings from asset write-ups would reduce the purchase price multiple by approximately 2.5x EBITDA.
(f) 10.0x EBITDA multiple.
(g) BCF multiple based only upon $200 million acquisiton of KPLR-TV St. Louis.
(h) 2002E BCF multiple includes estimated duopoly benefits. Estimated at 38.0x 2001 BCF and 21.0x 2002 BCF without duopoly benefits.
(i) Estimated 12x FV/ EBITDA on first year EBITDA. Estimated 2002 EBITDA of $48mm pre-acquisition (implying 13.5x FV/ EBITDA); however, efficient cost structure, duopoly, incremental ad revenue should increase station's EBITDA. (Research, 2/ 13/ 02).
(j) 2001E EBITDA multiple of 36x; 2003E EBITDA multiple of 13.4x.
(k) Management estimated NPV of tax savings from additional amortization of intangibles is $110mm, implying a pro forma 8.7x forward multiple.

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